As filed with the Securities and Exchange Commission on May 21, 2021

Registration Statement No. 333-256175

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Inspired Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1025534
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

250 West 57th Street, Suite 415

New York, New York 10107

(646) 565-3861

(Address, including zip code and telephone number,
including area code, of registrant’s principal executive offices)

A. Lorne Weil

Executive Chairman

250 West 57th Street, Suite 415

New York, New York 10107

(646) 565-3861
(Name, address, including zip code and telephone number,
including area code, of agent for service)

With copies to:

Douglas S. Ellenoff, Esq.

Jeffrey W. Rubin, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X] Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	2,031,500	$7.75	$15,744,125.00	$1,717.68	(3) (4)

(1)	Consists of 2,031,500 shares of common stock being newly registered for resale by selling stockholders (the “Newly Registered Shares”). The newly registered shares consist of (a) 1,127,185 shares issued in March 2019 pursuant to earnout provisions set forth in an agreement relating to the registrant’s business combination that closed in December 2016; (b) 3,195 shares issued in January 2017 in connection with the registrant’s aforementioned business combination, which had not been previously registered; and (c) 901,120 shares held by the registrant’s former President and Chief Executive Officer, which were issued in December 2016 (including 617,515 shares that are subject to cancellation if certain price targets are not met). In addition, pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), and as further described below under “Explanatory Note,” this registration statement also relates to, and this amount does not include, 18,942,529 shares of common stock that were previously registered and currently remained unsold pursuant to a prior registration statement on Form S-3 (File No. 333-217215) initially declared effective on July 17, 2017 and last amended on August 23, 2018 (the “Prior Registration Statement”), which includes up to 9,539,565 shares issuable upon exercise of 19,079,130 outstanding warrants of which (i) 7,999,900 warrants were originally issued as part of units in our initial public offering (the “Public Warrants”); and (ii) 11,079,230 warrants were issued in private placements (the “Private Warrants”). Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on May 13, 2021.

(3)	As described below, no registration fee is payable in connection with the aggregate of 18,942,5299 shares of common stock that were previously registered under the Prior Registration Statement, because such shares are being carried forward from the Prior Registration Statement pursuant to Rule 429 under the Securities Act. A registration fee is only payable in connection with the aggregate of 2,031,500 Newly Registered Shares that were not previously registered under the Prior Registration Statement, with a proposed maximum aggregate offering price of $15,744,125.00.

(4)	Previously paid.

EXPLANATORY NOTE

The Amendment No. 1 to the Registration Statement is being filed to include a revised Exhibit 5.1.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the resale of the securities being registered hereby. All amounts are estimated, except the registration fee required by the SEC.

SEC registration fee	$1,718
Accounting fees and expenses	$1,000
Legal fees and expenses	$10,000
Printing and miscellaneous fees and expenses	$5,000
Total	$17,718

Item 15. Indemnification of Directors and Officers.

Our certificate of incorporation and bylaws provide for indemnification of directors and officers to the maximum extent permitted under the DGCL. Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our certificate contains provisions relating to the indemnification of director and officers and our by-laws extend such indemnities to the full extent permitted by Delaware law. We have entered into indemnification agreements with each of our directors and executive officers pursuant to which the directors and executive officers are indemnified by the Company to the fullest extent permitted under Delaware law and we have purchased directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 16. Exhibits.

3.1(a)	Second Amended and Restated Certificate of Incorporation of Inspired Entertainment, Inc., incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K of the Company, filed with the SEC on December 30, 2016.*

3.1(b)	Certificate of Elimination of Series A Junior Participating Preferred Stock, dated August 13, 2020, incorporated herein by reference to Exhibit 3.1 of the Current Report on Form 8-K of the Company, filed with the SEC on August 14, 2020.*

3.2	Amended and Restated Bylaws of Inspired Entertainment, Inc., incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K Company, filed with the SEC on November 11, 2019.

5.1	Opinion of Ellenoff Grossman & Schole LLP.**

10.1	Registration Rights Agreement, dated October 24, 2014, between the Company and certain security holders, incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K of the Company, filed with the SEC on October 29, 2014.

10.2	Registration Rights Agreement, dated December 23, 2016, by and among the Company and the Vendors, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K of the Company, filed with the SEC on December 30, 2016.

10.3	Warrant Agreement, dated October 24, 2014, between Hydra Industries Acquisition Corp. and Continental Stock Transfer & Trust Company, incorporated herein by reference to Exhibit 4.6 to the Current Report on Form 8-K of the Company, filed with the SEC on October 29, 2014.

10.4	Stockholders Agreement, dated December 23, 2016, by and among the Company, Hydra Industries Sponsor LLC, Macquarie Sponsor and the Vendors, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K of the Company, filed with the SEC on December 30, 2016.

10.5	Termination Agreement, dated December 23, 2020, by and between the Company and Landgame S.à r.l. with respect to the Stockholders Agreement, dated 23, 2016, incorporated herein by reference to Exhibit 99.1 to the Current Report on Form 8-K of the Company, filed with the SEC on December 23, 2020.

23.1	Consent of Marcum LLP.*

24.1	Powers of Attorney (included on the signature page to this Registration Statement).*

* Previously filed.

** Filed herewith.

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Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of shares offered (if the total dollar value of shares offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the shares offered therein, and the offering of such shares at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the shares being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the shares, the undersigned registrant undertakes that in a primary offering of shares of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the shares to the purchaser, if the shares are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such shares to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its shares provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the shares being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on May 21, 2021.

INSPIRED ENTERTAINMENT, INC.

By:	/s/ A. Lorne Weil*
Name:	A. Lorne Weil
Title:	Executive Chairman (Principal Executive Officer)

Signature	Title	Date

/s/ A. Lorne Weil*	Executive Chairman (Principal Executive Officer)	May 21, 2021
A. Lorne Weil

/s/ Stewart F.B. Baker*	Chief Financial Officer (Principal Financial and	May 21, 2021
Stewart F.B. Baker	Accounting Officer)

/s/ Michael R. Chambrello*	Director	May 21, 2021
Michael R. Chambrello

/s/ Ira H. Raphaelson*	Director	May 21, 2021
Ira H. Raphaelson

/s/ Desirée G. Rogers*	Director	May 21, 2021
Desirée G. Rogers

/s/ Steven M. Saferin*	Director	May 21, 2021
Steven M. Saferin

/s/ Katja Tautscher*	Director	May 21, 2021
Katja Tautscher

●	By Carys Damon, as attorney-in-in fact, pursuant to Power of Attorney.

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